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                                                                     Exhibit 4.2

                                 AMENDMENT NO. 1

                                     TO THE

                             GADZOOX NETWORKS, INC.

                       2000 NONSTATUTORY STOCK OPTION PLAN

        1. Section 3 of the Gadzoox Networks, Inc. 2000 Nonstatutory Stock Option Plan (the "Plan") is amended and restated to read in its entirety as follows:

           "3. Shares Subject to Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the plan is 9,800,000 Shares. The Shares may be authorized, but unissued, or required Common Stock."

        2. Section 5 of Plan is amended and restated to read in its entirety as follows:

           "5. Eligibility. Options may be granted to Service Providers; provided however, that Options may not be granted to Directors."

        3. Except as provided herein, all other provisions of the Plan shall remain in full force and effect.